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                              [Apache Letterhead]


                                                                     EXHIBIT 5.1

                               September 24, 1996

Apache Corporation
2000 Post Oak Blvd, Suite 100
Houston, Texas  77056-4400

Ladies and Gentlemen:

         I am General Counsel to Apache Corporation, a Delaware corporation
(the "Company"), and am rendering this opinion in my capacity as such in connection with the proposed offering from time to time of up to an aggregate $300,000,000 principal amount of the Company's senior unsecured debt securities (the "Debt Securities") described in the Registration Statement on Form S-3 (the "Registration Statement"). The Debt Securities are to be issued in one or more series pursuant to an Indenture between the Company and The Chase Manhattan Bank (successor to Chemical Bank), Trustee.

         In connection therewith, I have examined the Registration Statement covering the Debt Securities which is to be filed with the Securities and Exchange Commission, originals or copies certified or otherwise identified to my satisfaction of the Restated Certificate of Incorporation of the Company and the Bylaws of the Company, each as amended to date, the corporate proceedings with respect to the offering of the Debt Securities and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contained herein.

         I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

         Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Debt Securities have been duly authorized and when duly executed by the proper officers of the Company, authenticated and delivered by the Trustee in accordance with the Indenture, and issued and delivered, against payment of the consideration therefor, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principles, and except further as enforcement thereof may be limited by (1) requirements that a claim with respect to any Debt Securities denominated other than in U.S. dollars (or a foreign currency or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or
(2) governmental authority to limit, delay or prohibit the making of payments outside the United States.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus included as part of the Registration Statement.

                               Very truly yours,

                               /s/ Z. S. Kobiashvili